EXHIBIT 10.1

ALLEGION PLC
ANNUAL INCENTIVE PLAN DOCUMENT

Introduction
The Allegion plc, Inc. Annual Incentive Plan (the “Plan”) has been established for the purposes of advancing the interests of the Company and its stockholders by providing incentives to eligible designated employees of Allegion. The Plan is designed to deliver rewards based on company and/or regional results and individual performance achievement for the year. Plan metrics and goals will be established that (i) promote the attainment of the Company’s significant business objectives; (ii) encourage and reward management teamwork across the entire Company; and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.
In the case of an employee who is a participant in the Company’s Senior Executive Performance Plan (“SEPP”) for a performance period, the terms of this Plan shall be subject to the terms and limitations of the SEPP, which shall in all events take precedence over any inconsistent provisions of this Plan. Thus, for such employees, all annual incentive payments shall be treated as made under the SEPP, subject to the further limitations in this Plan and any other discretionary reduction of awards under the SEPP.
1. Definitions
For the purpose of the Plan, the following definitions shall apply:

a)	“Allegion” means Allegion plc (or any successor thereto).

b)	“Award” means an award entitling a Participant to receive cash incentive compensation subject to the terms and conditions of the Plan.

c)	“Board” means the Board of Directors of Allegion.

d)
“Cause” means (i) any action by the Participant involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on any member of the Company Group; (ii) substantial failure or refusal by the Participant to perform his or her employment duties, which failure or refusal continues for a period of 10 days following delivery of written notice of such failure or refusal to the Participant by the Employer; (iii) the Participant being convicted of, or entering a plea of guilty or “no contest to”, a felony under the laws of the United States or any state or district or similar crime under any foreign jurisdiction; or (iv) any material violation of the Employer’s code of conduct, as in effect from time to time.

e) “Change in Control” has the meaning as set forth below and in the ISP:

a)
Change in Control: The date (i) any individual, corporation, partnership, group, association or other person or entity, together with its Affiliates and Associates (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Schlage Lock Company, LLC, a Delaware corporation), is or becomes the Beneficial Owner of securities of the Company representing 30% or more of the combined voting power of the Company’s Voting Securities; (ii) the Continuing Directors fail to constitute a majority of the members of the Board; (iii) of consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company which is not an Affiliate; (iv) of any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all, or substantially all, of the assets of the Company, other than any sale, lease, exchange or other transfer to any Person or entity where the Company owns, directly or indirectly, at least 80% of the combined voting power of the Voting Securities of such Person or entity or its parent corporation after any such transfer; or (v) any other event that the Continuing Directors determine to be a Change in Control; provided, however, that in the case of a transaction described in (i), (iii) or (v) above, there shall not be a Change in Control if the shareholders of the Company immediately prior to any such transaction own (or continue to own by remaining outstanding or by being converted into Voting Securities of the surviving entity or parent entity) more than 50% of the combined voting power of the Voting Securities of the Company, the surviving entity or any parent of either immediately following such transaction, in substantially the same proportion to each other as prior to such transaction.

b)	“Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

c)
“ Committee” means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan, in each case which shall be comprised solely of two or more “outside directors” (as defined under Section 162(m) of the Code and the regulations promulgated thereunder); provided, however, that with respect to Participants who are not executive officers of the Company, to the extent permitted by the Committee’s charter, the powers and authority of the Committee under the Plan are hereby delegated to the Company’s Chief Executive Officer and, in connection therewith, all references to the Committee in this Plan shall be deemed references to the Company’s Chief Executive Officer as it relates to those aspects of the Plan that have been so delegated.

d)	“Company” means Allegion and any subsidiary entity or affiliate thereof, including subsidiaries or affiliates which become such after adoption of the Plan.

e)	“Employee(s)” means a person(s) actively employed by the Company.

f)	“Participant” means any Employee who is selected by the Committee to participate under the Plan for a Performance Period.

g)	“Performance Goal” means, in relation to any Performance Period, the level of performance that must be achieved with respect to a Performance Measure.

h)
“Performance Measures” means the performance objectives established pursuant to this Plan for Participants who have received Awards. Performance Measures may apply individually or in any combination, and shall be subject to such modifications or variations as specified by the Committee.

i)	“Performance Period” means, in relation to any Award, the calendar year for which a Participant’s performance is being calculated.

j)	“Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

k)
“Retirement” shall mean retirement under the terms of any retirement plan maintained by the Company under which the Participant is covered or, in the event no such plan exists or the Participant is not covered under any such plan, the applicable definition used in the Participant’s work location, which will typically be stated as a combination of age and years of service at the end of employment.

l)
“Total and Permanent Disability” shall be defined as a disability determined under the long-term disability plan maintained by the Company under which the Participant is covered or, in the no such plan exists or the Participant is not covered under any such plan, as a total and permanent disability pursuant to the human resources policy at the Participant’s work location.

2. Administration of the Plan
(a) The management of the Plan shall be vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan shall be subject to the provisions of the Committee’s Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board.

(b) Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make Awards under the Plan, establish the terms and conditions of such Awards (including the Performance Goal(s) and Performance Measure(s) to be utilized) and determine whether the Performance Goals applicable to any Performance Measures for any Awards have been achieved. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any Award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.
3. Participation in the Plan
The Committee shall review and approve the Participants and their target Awards for each Performance Period.
4. Awards
(a) For each Performance Period, the Committee may, in its discretion, from time to time grant to a Participant an Award to receive cash compensation upon the attainment of one or more Performance Goals. The amount of compensation payable under a Participant’s Award may be stated as a dollar amount or as a percentage of such Participant’s salary, or by such other methods as may be established by the Committee. Each Award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the Award and the Performance Goals to be achieved in order to receive payment of an Award. The Committee may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance. The Committee may establish different terms for Awards for different Participants or groups of Participants.
(b) The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may reduce the amount of any Award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant.

5. Payment of Awards
After the end of the Performance Period, the Committee shall determine whether and to what extent the Performance Goals for such Performance Period have been satisfied and shall certify its determination in writing. Subject to the provisions of the Plan, if the Committee certifies that one or more Performance Goals for a Performance Period have been achieved, all compensation payable in respect of Awards subject to such Performance Goals shall be paid in cash in a single lump sum in the first calendar year immediately following the end of the Performance Period, and for U.S. employees on or before March 15th of such calendar year, (“Payment Date”). For purposes of this provision, the minutes of the Committee meeting in which the certification is made may be treated as written certification. If a Performance Goal for a Performance Period is not achieved, the Committee in its sole discretion may determine that all or a portion of any Award shall be deemed to be earned based on such criteria as the Committee deems appropriate, including without limitation individual performance or the performance of the subsidiary or business division employing the Participant. Any Award that is not considered earned in accordance with this Section shall be forfeited.
6. Termination of Employment
(a) Unless otherwise determined by the Committee or as otherwise provided in a Company plan applicable to Participant or any agreement between the Participant and the Company, a Participant must be actively employed as of the last day of the Performance Period in order to be eligible to receive payment of an Award for such Performance Period. If a participant terminates employment prior to the last day of the Performance Period for any reason other than as provided in subsection (b) below then he or she shall forfeit any and all rights to receive payment of any Award granted to such Participant in respect of that Performance Period .
(b) If a Participant terminates employment prior to the last day of the Performance Period by reason of death, Retirement or Total and Permanent Disability, or an involuntary termination by the Company other than for Cause, then the Participant shall be eligible to receive payment on the Payment Date of any Award granted to such Participant in respect of that Performance Period based on actual performance results and prorated based on the number of days in the Performance Period prior to his/her date of termination Except as otherwise provided herein, any payments under the Plan shall be paid either to the Participant or, as appropriate, the Participant’s estate, subject to the Committee’s certification that the applicable Performance Goals and other material terms have been met.
(c) In the event a Change in Control occurs during a Performance Period, unless otherwise determined by the Committee, a pro rata portion of the target Award amounts for that Performance Period (based on the number of days in the Performance Period preceding the Change in Control, divided by 365) shall be deemed earned, notwithstanding the level of achievement of Performance Goals. Such pro-rata target Awards shall be paid to Participants no later than thirty (30) days after the effective date of the Change in Control and, unless otherwise determined by the Committee in its sole discretion, such payments shall be in full satisfaction of any Awards under the Plan for such Performance Period and no additional amounts shall be payable to Participants under the Plan with respect to such Performance Period. This provision shall not apply to any Participant who is a participant in the Allegion Change in Control Severance Plan.
7. Clawback/ Recoupment
(a) For Awards paid under this Plan, the Committee may, to the extent permitted by governing law, require reimbursement of any cash compensation paid to a Participant under the Plan if the Participant is an employee of pay grade 32 or higher at the beginning of the Performance Period where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements filed with the Securities and Exchange Commission , which restatement occurs no more than three years from the date of such payment, where the Committee reasonably determines that any employee engaged in intentional misconduct that caused or partially caused the need for the restatement, and a lower payment would have been made to Participants based upon the restated financial results; provided, however, that the Committee reserves the discretion to determine that a Participant shall not be subject to this provision; or (ii) the Participant engaged in ethical misconduct in violation of the Company’s Code of Business Ethics, which the Committee reasonably determines caused material business or reputational harm to the Company.
(b) If the Committee reasonably determines that a payment of cash compensation made to a Participant under the Plan should be reimbursed under subsections (a)(i) or (a)(ii), then the following shall apply: (i) in the event reimbursement is required under subsection (a)(i), the Participant shall be required to reimburse the Company in an amount equal to the dollar value of the cash compensation received by the Participant in excess of what the Participant would have received on such date had the payment been based upon such restated financial results; or (ii) in the event reimbursement is required under subsection (a)(ii), the Participant shall be required to reimburse the Company in an amount the Committee reasonably determines to be appropriate, which could equal up to the full amount of the cash compensation paid to the Participant under the Plan during such three-year period. Notwithstanding the foregoing, the Company shall not be required to make any additional payment in the event that the restated financial results would have resulted in a greater payment to the Participant.
(c) In the event the Participant is obligated to reimburse the Company for any cash compensation received under the Plan pursuant to subsections (b)(i) or (b)(ii), the Company may, at its sole election: (i) require the Participant to pay the amount in a lump sum within 30 days of such determination; (ii) deduct the amount from any other compensation owed to the Participant (as a condition to receiving additional Awards under the Plan), and the Participant by accepting participation in the Plan agrees to permit the deduction provided for by this subparagraph); or (iii) a combination of subsections (c)(i) and (c)(ii).
(d) By participating in the Plan, the Participant agrees that timely payment to the Company as set forth in this Section 7 is reasonable and necessary, and that timely payment to the Company as set forth in this Section 7 is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company. The Participant further acknowledges and agrees that a Participant’s Award(s) shall be cancelled and forfeited without payment by the Company if the Committee reasonably determines that a Participant has engaged in the conduct specified under subsections (a)(i) and (a)(ii).
(e) Notwithstanding any other provisions of this Plan, any Award granted hereunder which is or becomes subject to recovery under any Company policy adopted hereafter and required by law, regulation or stock exchange listing requirement, shall be subject to such deductions, recoupment, and clawback as may be required to be made pursuant to such Company policy (the “Clawback Requirement”). In the event Awards granted under this Plan become subject to such Clawback Requirement, then the Awards shall be subject to such Clawback Requirement, and subsection 7(a)(i) of this Plan shall no longer apply to awards granted hereunder.
8. Amendment or Termination of the Plan
While the Company intends that the Plan shall continue in force from year to year, the Committee reserves the right to amend, modify or terminate the Plan at any time; provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid. Any and all actions permitted under this Section 8 may be authorized and performed by the Committee in its sole and absolute discretion.
Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with the requirements of Section 409A, the regulations promulgated thereunder or an exception thereto, regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.
9. Rights Not Transferable
A Participant’s rights under the Plan may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary, or in the absence of such a designation, by will or by the laws of descent and distribution.
10. Funding/Payment
The Plan is not funded and all amounts payable pursuant to Awards granted hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. If any amount payable pursuant to an Award is not paid by the Payment Date due to administrative impracticality, such Award will be paid, without earnings, as soon as administratively practicable thereafter.
11. Withholdings
The Company shall have the right to withhold from any amounts payable pursuant to Awards under the Plan or other wages payable to a Participant such amounts sufficient to satisfy federal, state and local tax withholding obligations arising from or in connection with the Participant’s participation in the Plan and such other deductions as may be authorized by the Participant or as required by applicable law.
12. No Employment or Service Rights
Nothing contained in the Plan shall confer upon any Participant any right with respect to continued employment or service with the Company (or any of its affiliates) nor shall the Plan interfere in any way with the right of the Company (or any of its affiliates) to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant’s employment or service for any reason. No employee shall have the right to participate in the Plan, and participation in the Plan in any one Performance Period does not entitle an individual to participate in future Performance Periods.
13. Other Compensation Plans
Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for employees of the Company, including arrangements that are not intended to comply with the performance-based compensation exemption under Section 162(m) of the Code.
14. Governing Law
The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law provisions.
15. Special Provisions Related to Section 409A
(a) It is intended that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A. The Plan and all Awards shall be construed in a manner that affects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.
(b) Notwithstanding anything in the Plan to the contrary, to the extent that any amount payable under the Plan by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service constitutes deferred compensation subject to Section 409A, such amount will be paid on the Payment Date, unless the circumstances giving rise to such Change in Control, Disability or separation from service satisfy the definition of “change in control event”, “disability” or “separation from service”, as the case may be, under Section 409A (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or vesting of any Award.
(c) Notwithstanding anything in the Plan to the contrary, if any amount constituting deferred compensation subject to Section 409A would otherwise be payable under this Plan by reason of a Participant’s separation from service during a period in which the Participant is a “specified employee” (as defined in Section 409A), then, subject to any permissible acceleration of payment under the Section 409A regulations, the amount of such deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant's death).
(d) If any portion of a payment under the Plan that is not otherwise exempt from Section 409A qualifies for the separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), the Company (acting through the Committee or its delegate) shall determine the portion that is exempt from Section 409A, and the provisions of paragraphs (b) and (c) above, shall not apply to such portion.
16. Effective Date
The Plan shall become effective on February 10, 2014 (the “Effective Date”).